Exhibit 1

Media Relations Jorge Pérez +52 (81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888-4256 ir@cemex.com	Analyst Relations Luis Garza +52 (81) 8888-4136 ir@cemex.com

CEMEX ANNOUNCES PRICING OF U.S.$1.0 BILLION

IN SENIOR SECURED NOTES

MONTERREY, MEXICO, AUGUST 5, 2013 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today the pricing of U.S.$1.0 billion of senior secured notes (the “Notes”) denominated in U.S. dollars.

The Notes will bear interest at an annual rate of 6.5% and mature on December 10, 2019. The Notes will be issued at par and will be callable commencing on December 10, 2017. The closing of the offering is expected to occur on August 12, 2013, subject to satisfaction of customary closing conditions.

CEMEX intends to use the approximately U.S.$995 million of net proceeds from the offering to purchase a portion of the 9.50% Senior Secured Notes due 2016 (the “2016 Notes”) issued by CEMEX Finance LLC, and the remainder, if any, for general corporate purposes, including the repayment of other indebtedness. CEMEX currently expects to purchase a portion of the 2016 Notes at a price of approximately U.S.$1,075 for each U.S.$1,000 of 2016 Notes plus accrued interest.

The Notes will share in the collateral pledged for the benefit of the lenders under CEMEX’s Facilities Agreement, dated as of September 17, 2012, and other secured obligations having the benefit of such collateral, and will be guaranteed by CEMEX México, S.A. de C.V., CEMEX Concretos, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, S.A., Cemex Asia B.V., CEMEX Corp., Cemex Egyptian Investments B.V., Cemex Egyptian Investments II B.V., CEMEX France Gestion (S.A.S.), Cemex Research Group AG, Cemex Shipping B.V. and CEMEX UK.

The Notes and the guarantees thereof have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Notes are being offered only to qualified institutional buyers pursuant to Rule 144A and outside the United States pursuant to Regulation S, both as promulgated under the Securities Act.

This release is neither an offer to purchase nor a solicitation of an offer to sell or buy the 2016 Notes. Any offer to purchase the 2016 Notes will be made solely on the terms and subject to the conditions set out in a separate offer to purchase directed to holders of the 2016 Notes.

THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND MAY NOT BE OFFERED OR SOLD PUBLICLY IN MEXICO, EXCEPT THAT THE NOTES MAY BE OFFERED AND SOLD IN MEXICO, PURSUANT TO THE PRIVATE PLACEMENT EXEMPTION SET FORTH IN ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES), TO INSTITUTIONAL AND QUALIFIED INVESTORS. UPON THE ISSUANCE OF THE NOTES, WE WILL NOTIFY THE CNBV OF THE ISSUANCE OF THE NOTES, INCLUDING THE PRINCIPAL CHARACTERISTICS OF THE NOTES AND THE OFFERING OF THE NOTES OUTSIDE MEXICO. SUCH NOTICE WILL BE DELIVERED TO THE CNBV TO COMPLY WITH A LEGAL REQUIREMENT AND FOR INFORMATION PURPOSES ONLY, AND THE DELIVERY TO AND THE RECEIPT BY THE CNBV OF SUCH NOTICE, DOES NOT CONSTITUTE OR IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE NOTES OR OF OUR

SOLVENCY, LIQUIDITY OR CREDIT QUALITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH HEREIN. THE INFORMATION CONTAINED IN THE DOCUMENTS USED FOR THE OFFERING OF THE NOTES IS THE EXCLUSIVE RESPONSIBILITY OF CEMEX AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. No assurance can be given that the transactions described herein will be consummated or as to the ultimate terms of any such transactions. CEMEX assumes no obligation to update or correct the information contained in this press release.

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